INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Combined Financial Statements of the PMC Business

Condensed Combined Balance Sheets as of June 30, 2021 and December 31, 2020	2
Condensed Combined Statements of Operations for the three and six months ended June 30, 2021 and June 30, 2020	3
Condensed Combined Statements of Comprehensive Income for the three and six months ended June 30, 2021 and June 30, 2020	4
Condensed Combined Statements of Changes in Parent Equity at June 30, 2021 and June 30, 2020	5
Condensed Combined Statements of Cash Flows for the six months ended June 30, 2021 and June 30, 2020	6
Notes to Condensed Combined Financial Statements	7

Process & Motion Control
Condensed Combined Balance Sheets
(in Millions)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$217.8	$193.3
Receivables, net	186.1	171.2
Inventories	215.0	194.0
Other current assets	39.0	27.5
Total current assets	657.9	586.0
Property, plant and equipment, net	347.4	365.2
Intangible assets, net	317.4	324.3
Goodwill	1,125.3	1,125.3
Other assets	69.2	71.9
Total assets	$2,517.2	$2,472.7
Liabilities and Parent Equity
Current liabilities:
Current maturities of debt	$2.3	$2.1
Trade payables	120.4	88.1
Compensation and benefits	39.9	41.6
Current portion of pension obligations	1.4	1.4
Other current liabilities	65.7	64.8
Total current liabilities	229.7	198.0

Long-term debt	70.6	71.2
Pension obligations	50.1	51.9
Deferred income taxes	117.1	117.2
Other liabilities	70.3	73.1
Total liabilities	537.8	511.4

Parent equity:
Net Parent investment	1,986.0	1,967.0
Accumulated other comprehensive loss	(9.8)	(8.7)
Total Parent equity	1,976.2	1,958.3
Non-controlling interest	3.2	3.0
Total Parent equity and non-controlling interest	1,979.4	1,961.3
Total liabilities and Parent equity	$2,517.2	$2,472.7

See notes to condensed combined financial statements.

Process & Motion Control
Condensed Combined Statements of Operations
(in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net sales	$324.6	$274.4	$645.5	$638.0
Cost of sales	192.7	177.4	394.1	409.4
Gross profit	131.9	97.0	251.4	228.6
Selling, general and administrative expenses	70.3	62.5	141.6	132.8
Restructuring and other similar charges	0.8	0.7	0.8	6.9
Amortization of intangible assets	3.3	3.4	6.6	7.0
Income from operations	57.5	30.4	102.4	81.9
Non-operating expense:
Interest expense, net	(1.2)	(0.5)	(2.5)	(1.2)
Actuarial loss on pension and postretirement benefit obligations	—	—	—	(15.7)
Other income (expense), net	2.2	0.3	1.5	(2.8)
Income before income taxes	58.5	30.2	101.4	62.2
Provision for income taxes	(12.9)	(9.9)	(23.8)	(14.2)
Equity method investment income (loss)	0.2	—	0.3	(0.2)
Net income	45.8	20.3	77.9	47.8
Non-controlling interest income	0.1	0.2	0.2	0.3
Net income attributable to Process & Motion Control	$45.7	$20.1	$77.7	$47.5
See notes to condensed combined financial statements.

Process & Motion Control
Condensed Combined Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net income attributable to Process & Motion Control	$45.7	$20.1	$77.7	$47.5
Other comprehensive income (loss):
Foreign currency translation and other adjustments	3.1	5.8	(1.1)	(9.2)
Change in pension and other postretirement defined benefit plans, net of tax	—	—	—	(2.5)
Other comprehensive income (loss), net of tax	3.1	5.8	(1.1)	(11.7)
Non-controlling interest income	0.1	0.2	0.2	0.3
Total comprehensive income	$48.9	$26.1	$76.8	$36.1

See notes to condensed combined financial statements.

Process & Motion Control
Condensed Combined Statements of Changes in Parent Equity
(in Millions)
(Unaudited)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling interest (1)	Total Parent equity and non-controlling interest
Balance at December 31, 2019	$1,978.8	$(29.1)	$2.6	$1,952.3
Net income	27.4	—	0.1	27.5
Foreign currency translation and other adjustments	—	(15.0)	—	(15.0)
Change in pension and other postretirement defined benefit plans	—	(2.5)	—	(2.5)
Total comprehensive income (loss)	27.4	(17.5)	0.1	10.0
Stock-based compensation expense	2.2	—	—	2.2
Proceeds from exercise of stock options	6.7	—	—	6.7
Net transfers to Parent	(39.7)	—	—	(39.7)
Balance at March 31, 2020	$1,975.4	$(46.6)	$2.7	$1,931.5
Net income	20.1	—	0.2	20.3
Foreign currency translation and other adjustments	—	5.8	—	5.8
Total comprehensive income	20.1	5.8	0.2	26.1
Stock-based compensation expense	5.0	—	—	5.0
Proceeds from exercise of stock options	3.7	—	—	3.7
Taxes withheld and paid on share-based payment awards	(0.4)	—	—	(0.4)
Net transfers to Parent	(9.9)	—	—	(9.9)
Balance at June 30, 2020	$1,993.9	$(40.8)	$2.9	$1,956.0
	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling interest	Total Parent equity and non-controlling interest
Balance at December 31, 2020	$1,967.0	$(8.7)	$3.0	$1,961.3
Net income	32.0	—	0.1	32.1
Foreign currency translation and other adjustments	—	(4.2)	—	(4.2)
Total comprehensive income (loss)	32.0	(4.2)	0.1	27.9
Stock-based compensation expense	5.7	—	—	5.7
Proceeds from exercise of stock options	2.4	—	—	2.4
Net transfers to Parent	(30.1)	—	—	(30.1)
Balance at March 31, 2021	$1,977.0	$(12.9)	$3.1	$1,967.2
Net income	$45.7	$—	$0.1	$45.8
Foreign currency translation and other adjustments	—	3.1	—	3.1
Total comprehensive income (loss)	45.7	3.1	0.1	48.9
Stock-based compensation expense	5.1	—	—	5.1
Proceeds from exercise of stock options	7.7	—	—	7.7
Taxes withheld and paid on share-based payment awards	(0.5)	—	—	(0.5)
Net transfers to Parent	(49.0)	—	—	(49.0)
Balance at June 30, 2021	$1,986.0	$(9.8)	$3.2	$1,979.4
____________________
(1) During the six months ended June 30, 2020, represents a 30% non-controlling interest in a subsidiary and a 5% non-controlling interest in another joint venture relationship. On November 24, 2020, PMC acquired the remaining 30% non-controlling interest associated with the aforementioned joint venture for a cash purchase price of $0.3 million. Following this transaction, represents a 5% non-controlling interest in the remaining joint venture relationship. Refer to Note 2, Acquisitions and Divestiture for further detail.
See notes to condensed combined financial statements.

Process & Motion Control
Condensed Combined Statements of Cash Flows
(in Millions)
(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
Operating activities
Net income	$77.9	$47.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	23.5	22.3
Amortization of intangible assets	6.6	7.0
Gain on dispositions of assets	(9.2)	(0.3)
Deferred income taxes	0.1	1.5
Actuarial loss on pension and postretirement benefit obligations	—	0.7
Other non-cash charges	(0.9)	(0.5)
Stock-based compensation expense	10.8	7.2
Changes in operating assets and liabilities:
Receivables	(21.9)	9.8
Inventories	(21.3)	5.6
Other assets	(8.2)	10.9
Accounts payable	32.7	(15.9)
Accruals and other	4.7	9.0
Cash provided by operating activities	94.8	105.1

Investing activities
Expenditures for property, plant and equipment	(12.3)	(21.9)
Proceeds from dispositions of long-lived assets	13.0	0.9
Cash provided by (used for) investing activities	0.7	(21.0)

Financing activities
Repayments of debt	(1.1)	(0.6)
Proceeds from exercise of stock options	10.1	10.4
Taxes withheld and paid on employees' share-based payment awards	(0.5)	(0.4)
Net transfers to Parent	(79.1)	(49.6)
Cash used for financing activities	(70.6)	(40.2)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(2.2)
Increase in cash and cash equivalents	24.5	41.7
Cash and cash equivalents at beginning of period	193.3	136.4
Cash and cash equivalents at end of period	$217.8	$178.1

See notes to condensed combined financial statements.

Process & Motion Control
Notes to Condensed Combined Financial Statements
June 30, 2021
(Unaudited)

1. Basis of Presentation and Significant Accounting Policies
Spin-off from Rexnord Corporation
On October 4, 2021, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of February 15, 2021, Regal Beloit Corporation (which changed its name on October 4, 2021 to Regal Rexnord Corporation) (“Regal”) completed its previously announced combination with the Process & Motion Control segment (“PMC” or the “Company”) of Rexnord Corporation (which changed its name on October 4, 2021 to Zurn Water Solutions) (“Rexnord” or the “Parent”) in a Reverse Morris Trust (“RMT”) transaction.
PMC
PMC designs, manufactures, markets and services a comprehensive range of specified, highly engineered mechanical components used within complex systems where PMC’s customers' reliability requirements and costs of failure or downtime are high. The PMC portfolio includes motion control products, shaft management products, aerospace components and related value-added services. Products and services are marketed and sold globally under widely recognized brand names, including Rexnord®, Rex®, Addax®, Euroflex®, Falk®, FlatTop®, Cambridge®, Link-Belt®, Omega®, PSI®, Shafer®, Stearns®, Highfield®, Thomas®, Centa®, and TollokTM. PMC products and services are sold into a diverse group of attractive end markets, including food and beverage, aerospace, mining, petrochemical, energy and power generation, cement and aggregates, forest and wood products, agriculture, and general industrial and automation applications.
PMC has a global presence with manufacturing plants, sales centers, and administrative offices located throughout the world. PMC operates within legal entities that are established for the sole purpose of containing activities of PMC, with little or no presence of other Rexnord operations and legal entities that are shared between PMC and other Rexnord operations (“shared entities”) to varying degrees. Although PMC operates in over a dozen countries, its revenues are primarily recognized by entities in United States and Europe.
Principles of Combination and Basis of Presentation
Throughout the periods covered by the condensed combined financial statements, PMC operated as a part of Rexnord. Consequently, standalone financial statements have not historically been prepared for PMC. The condensed combined financial statements included herein present, on a historical basis, the financial position, results of operations and cash flows related to PMC, in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") and are presented on a carve-out basis. The accompanying condensed combined financial statements have been derived from the consolidated financial statements and accounting records of Rexnord, as if PMC’s operations had been conducted independently from Rexnord.
The assets, liabilities and operations of PMC have historically been held and managed by various legal entities within Rexnord. Certain of these legal entities solely pertain to the operations of PMC for which discrete financial information is available. As Rexnord records transactions at the legal entity level, for the shared entities (i.e., entities related to both PMC and non-PMC businesses) for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to PMC.

The condensed combined statements of operations include all revenues and costs directly attributable to PMC as well as an allocation of expenses related to executive management, finance, legal, tax, information technology, human resources and other shared services (“Allocated corporate costs”). Expenses that are specifically identifiable to PMC are directly recorded to the condensed combined statements of operations. The remaining expenses are primarily allocated on the basis of revenues generated or headcount. PMC considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, PMC. See Note 15, Related Party Transactions. The Allocated corporate costs are deemed to be settled by PMC to Rexnord in the period in which the expense was recorded in the condensed combined statements of operations. All significant intercompany transactions between PMC and Rexnord have been included in these condensed combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The condensed combined statements of cash flows present these corporate expenses as cash flows from operating activities, as these costs were incurred by Rexnord. Current and deferred income taxes and related tax expense have been determined based on the standalone results of PMC by applying Accounting Standards Codification ("ASC") No. 740, Income Taxes (“ASC 740”), to PMC’s operations in each country as if it were a separate taxpayer (i.e. following the separate return methodology).
The condensed combined financial statements include all assets and liabilities that reside within PMC legal entities. Assets and liabilities in shared entities were included in the standalone financial statements to the extent the asset is primarily used by PMC. If PMC is not the primary user of the asset, it was excluded entirely from the condensed combined financial statements.
As the operations comprising PMC were in various legal entities owned 100% by Rexnord during the periods covered by the condensed combined financial statements, in which PMC had no direct ownership relationship, Rexnord’s net investment in these operations is shown in lieu of stockholder’s equity in the condensed combined financial statements. Legal entities owned less than 100% by Rexnord but controlled by Rexnord are shown on a combined basis less their respective non-controlling ownership interest. Transactions between PMC and Rexnord are reflected as net Parent investment in the condensed combined balance sheets and as a financing activity in net transfers to Parent in the condensed combined statements of cash flows. All material intra-company transactions and accounts within these condensed combined financial statements have been eliminated. See Note 15, Related Party Transactions for additional information.
Cash and cash equivalents in the condensed combined balance sheets represent cash held in foreign entities specifically related to PMC. Rexnord utilizes a centralized approach to cash management in the U.S. and funds PMC’s operating and investing activities as needed. The cash and cash equivalents centrally held by Rexnord are not specifically identifiable to PMC and therefore have not been reflected in the condensed combined balance sheets. Transfers of cash, both to and from Rexnord’s centralized cash management system, are reflected as a component of Rexnord’s net investment in PMC’s condensed combined balance sheet and as a financing activity in the condensed combined statements of cash flow.
Rexnord’s third party debt and the related interest have not been allocated to PMC for any of the periods presented because Rexnord’s borrowings are primarily for corporate cash purposes and are not directly attributable to PMC.
Rexnord has an accounts receivable securitization facility, which is corporate in nature and not specific to PMC. The securitization facility borrowings are not presented in the condensed combined financial statements. See Note 15, Related Party Transactions for additional discussion.
Rexnord maintains various stock-based compensation plans at a corporate level. PMC employees participated in those programs during the periods covered by the condensed combined financial statements and a portion of the compensation cost associated with those plans is included in the PMC condensed combined statements of operations. The amounts presented in the condensed combined financial statements are not necessarily indicative of future awards and may not reflect the results that PMC would have experienced as a standalone entity. See Note 15, Related Party Transactions for additional discussion.
Certain PMC employees participated in U.S. pension and other postretirement benefit plans sponsored by Rexnord during the periods covered by the condensed combined financial statements that were shared amongst its businesses, including PMC. For shared plans, the participation in these plans is reflected in the condensed combined financial statements as though PMC participated in a multi-employer plan with the other businesses of Rexnord and a proportionate share of the cost is reflected in the condensed combined statements of operations, while the assets and liabilities of such plans are retained by Rexnord. Additionally, PMC sponsors pension plans for certain employees primarily associated with its foreign operations.

These plans are recognized under a single employer method in the condensed combined financial statements. See Note 12, Retirement Benefits for further information.
PMC considers the allocations made in preparation of these condensed combined financial statements to be a reasonable reflection of the utilization of services by, or the benefits provided to, PMC. The allocations may not, however, reflect the expenses PMC would have incurred as a standalone entity for the periods presented. As a result, the condensed combined financial statements may not be indicative of PMC’s financial condition, results of operations or cash flows had PMC operated as a standalone entity during the periods presented, and the results stated in the condensed combined financial statements are not indicative of PMC’s future financial condition, results of operations or cash flows.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted for the interim periods, although the Company believes that the disclosures are adequate to make the information presented not misleading.
In the opinion of management, the unaudited condensed combined financial statements include all adjustments necessary for a fair presentation of the results of operations for the interim periods. Following the end of Rexnord's fiscal year ended March 31, 2020, Rexnord transitioned to a December 31 fiscal year-end date. Results for the interim periods are not necessarily indicative of results that may be expected for the year ending December 31, 2021. These condensed combined financial statements should be read in conjunction with the audited combined financial statements and the notes thereto included elsewhere in this report for the nine-month transition period ended December 31, 2020 (the "Transition Period").
Recent Accounting Pronouncements
In March 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting ("ASU 2020-04"). The amendments in this update provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate that is expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this ASU are effective for all entities as of March 12, 2020 through December 31, 2022. PMC did not modify any material contracts due to reference rate reform during the three and six months ended June 30, 2021. PMC will continue to evaluate the impact this guidance will have on its combined financial statements for all future transactions affected by reference rate reform during the time period referenced above.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes ("ASU 2019-12"). The FASB issued this update as part of its initiative to reduce complexity in accounting standards. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and also improve consistent application of other areas by clarifying and amending existing guidance. PMC adopted this ASU on January 1, 2021 using a retrospective, modified retrospective or prospective basis for certain amendments. There was no impact to the condensed combined financial statements.
2. Acquisitions and Divestiture
On October 1, 2020, PMC completed the sale of its gearbox product line in China for aggregate cash consideration of $5.8 million. The gearbox product line was not material to PMC's combined statements of operations or financial position and did not meet the criteria to be presented as discontinued operations. In completing the sale, PMC sold inventory, fixed assets and other intellectual property associated with the business with a carrying value of $5.0 million. In addition, PMC allocated $1.8 million of goodwill that was included in the calculation of the gain on sale of the business. PMC recognized a gain of $0.8 million within other income (expense), net in the condensed combined statements of operations during the nine months ended December 31, 2020.

On November 24, 2020, PMC acquired the remaining non-controlling interest in a joint venture for a cash purchase price of $0.3 million. The acquisition of the remaining minority interest was not material to PMC's condensed combined statements of operations or financial position.
PMC's results of operations include the acquired operations subsequent to the acquisition date. Pro-forma results of operations and certain other U.S. GAAP disclosures related to the acquisition have not been presented because they are not significant to PMC's condensed combined statements of operations or financial position.
3. Restructuring and Other Similar Charges
    During the three and six months ended June 30, 2021, Rexnord continued to execute various restructuring actions. These initiatives were implemented to drive efficiencies and reduce operating costs while also modifying Rexnord's footprint to reflect changes in the markets it serves, the impact of acquisitions on Rexnord's overall manufacturing capacity and the refinement of its overall product portfolio. These restructuring actions primarily resulted in workforce reductions, lease termination costs and other facility rationalization costs. Management expects to continue executing similar initiatives to optimize its operating margin and manufacturing footprint. As such, Rexnord expects further expenses related to workforce reductions, potential impairment or accelerated depreciation of assets, lease termination costs and other facility rationalization costs. Since Rexnord's evaluation of other potential restructuring actions are in process, related restructuring expenses, if any, are not yet estimable.
    The following table summarizes PMC's restructuring and other similar charges incurred during the three and six months ended June 30, 2021 and 2020 (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Employee termination benefits	$0.3	$0.2	$0.2	$5.5
Contract termination and other associated costs	0.5	0.5	0.6	1.4
Total restructuring and other similar costs	$0.8	$0.7	$0.8	$6.9
    The following table summarizes the activity in PMC's accrual for restructuring and other similar costs for the six months ended June 30, 2021 (in millions):

	Employee termination benefits	Contract termination and other associated costs	Total
Accrued Restructuring Costs, December 31, 2020 (1)	$5.6	$0.7	$6.3
Charges	0.2	0.6	0.8
Cash payments	(3.7)	(1.0)	(4.7)
Accrued Restructuring Costs, June 30, 2021 (1)	$2.1	$0.3	$2.4
____________________
(1)    The restructuring accrual is included in Other current liabilities on the condensed combined balance sheets.
PMC disposed of certain long-lived assets in connection with supply chain optimization and footprint repositioning initiatives. During the three and six months ended June 30, 2021, PMC recognized net gains on the disposal of assets of $9.4 million and $9.2 million, respectively. During the three and six months ended June 30, 2020, PMC recognized net gains on the disposal of assets of $0.5 million and $0.3 million, respectively. The aforementioned net gains on the disposal of assets are recorded within Cost of sales in the condensed combined statements of operations.

4. Revenue Recognition
A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606, Revenue from Contracts with Customers ("ASC 606"). A contract’s transaction price is allocated to each distinct performance obligation and revenue is recognized when obligations under the terms of a contract with the customer are satisfied. For the majority of PMC's product sales, revenue is recognized at a point-in-time when control of the product is transferred to the customer, which generally occurs when the product is shipped from PMC's manufacturing facility to the customer. When contracts include multiple products to be delivered to the customer, generally each product is separately priced and is determined to be distinct within the context of the contract. Other than a standard assurance-type warranty that the product will conform to agreed-upon specifications, there are generally no other significant post-shipment obligations. The expected costs associated with standard warranties continues to be recognized as an expense when the products are sold.
When the contract provides the customer the right to return eligible products or when the customer is part of a sales rebate program, PMC reduces revenue at the point of sale using current facts and historical experience by using an estimate for expected product returns and rebates associated with the transaction. PMC adjusts these estimates at the earlier of when the most likely amount of consideration that is expected to be received changes or when the consideration becomes fixed. Accordingly, an increase or decrease to revenue is recognized at that time.
Sales and other taxes collected concurrent with revenue-producing activities are excluded from revenue. PMC has elected to recognize the cost for freight and shipping when control of products has transferred to the customer as a component of cost of sales in the condensed combined statements of operations. PMC classifies shipping and handling fees billed to customers as net sales and the corresponding costs are classified as cost of sales in the condensed combined statements of operations.
Revenue by Category
The following tables present PMC’s revenue disaggregated by customer type and geography (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Original equipment manufacturers/end users	$177.3	$158.4	$357.6	$359.2
Maintenance, repair, and operations	147.3	116.0	287.9	278.8
Total	$324.6	$274.4	$645.5	$638.0

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
United States and Canada	$198.7	$169.1	$389.5	$401.4
Europe	74.7	65.6	154.3	147.8
Rest of world	51.2	39.7	101.7	88.8
Total	$324.6	$274.4	$645.5	$638.0
Contract Balances
For substantially all of PMC's product sales, the customer is billed 100% of the contract value when the product ships and payment is generally due 30 days from shipment. Certain contracts include longer payment periods; however, PMC has elected to utilize the practical expedient in which PMC will only recognize a financing component to the sale if payment is due more than one year from the date of shipment.
    PMC receives payment from customers based on the contractual billing schedule and specific performance requirements established in the contract. Billings are recorded as accounts receivable when an unconditional right to the contractual consideration exists. Contract assets arise when PMC performs by transferring goods or services to a customer before the customer pays consideration, or before the customer’s payment is due. A contract liability exists when PMC has received consideration or the amount is due from the customer in advance of revenue recognition. Contract liabilities and contract assets are recognized in Other current liabilities and Receivables, net, respectively, in PMC's condensed combined balance sheets.
The following table presents changes in PMC’s contract assets and liabilities during the six months ended June 30, 2021 (in millions):

	Balance Sheet Classification	December 31, 2020	Additions	Deductions	June 30, 2021
Contract Assets	Receivables, net	$—	$—	$—	$—
Contract Liabilities (1)	Other current liabilities	$3.9	$1.4	$(0.5)	$4.8
____________________
(1)    Contract liabilities are reduced when revenue is recognized.
Backlog
PMC has backlog of $355.2 million as of June 30, 2021, which represents the most likely amount of consideration expected to be received in satisfying the remaining backlog under open contracts. PMC has elected to use the optional exemption provided by ASC 606-10-50-14A for variable consideration, and has not included estimated rebates in the amount of unsatisfied performance obligations. PMC expects to recognize approximately 90% of the backlog as revenue in the year ending December 31, 2021, and the remaining 10% in the year ending December 31, 2022 and beyond.
Timing of Performance Obligations Satisfied at a Point in Time
PMC determined that the customer is able to control the product when it is delivered to them; thus, depending on the shipping terms, control will transfer at different points between PMC's manufacturing facility or warehouse and the customer’s location. PMC considers control to have transferred upon shipment or delivery because PMC has a present right to payment at that time, the customer has legal title to the asset, PMC has transferred physical possession of the asset and the customer has significant risks and rewards of ownership of the asset.
Variable Consideration
PMC provides volume-based rebates and the right to return product to certain customers, which are accrued for based on current facts and historical experience. Rebates are paid either on an annual or quarterly basis. There are no other significant variable consideration elements included in PMC's contracts with customers.
Contract Costs
PMC has elected to expense contract costs as incurred if the amortization period is expected to be one year or less. If the amortization period of these costs is expected to be greater than one year, the costs would be subject to capitalization. As of June 30, 2021, the contract assets capitalized, as well as amortization recognized in the three and six months ended June 30, 2021, are not significant and there have been no impairment losses recognized.
Allowance for Doubtful Accounts
PMC assesses the collectability of customer receivables based on the credit worthiness of a customer as determined by credit checks and analysis, as well as the customer’s payment history. In determining the allowance for doubtful accounts, PMC also considers various factors including the aging of customer accounts and historical write-offs. In addition, PMC monitors other risk factors, including forward-looking information when establishing adequate allowances for doubtful accounts, which reflects the current estimate of credit losses expected to be incurred over the life of the receivables.

5. Accumulated Other Comprehensive Loss
    The changes in accumulated other comprehensive loss, net of tax, for the six months ending June 30, 2021 are as follows (in millions):

	Foreign Currency Translation and Other	Pension and Postretirement Plans	Total
Balance at December 31, 2020	$(10.5)	$1.8	$(8.7)
Other comprehensive loss before reclassifications	(1.1)	—	(1.1)
Amounts reclassified from accumulated other comprehensive loss	—	—	—
Net current period other comprehensive loss	(1.1)	—	(1.1)
Balance at June 30, 2021	$(11.6)	$1.8	$(9.8)

6. Inventories
    The major classes of inventories are summarized as follows (in millions):

	June 30,	December 31,
	2021	2020
Finished goods	$47.1	$52.9
Work in progress	37.0	36.4
Purchased components	82.5	70.6
Raw materials	55.7	41.1
Inventories at First-in, First-Out (“FIFO”) cost	222.3	201.0
Adjustment to state inventories at Last-in, First-Out (“LIFO”) cost	(7.3)	(7.0)
	$215.0	$194.0

7. Goodwill and Intangible Assets
    The changes in the net carrying value of goodwill for the six months ended June 30, 2021, consisted of the following (in millions):

Goodwill
Net carrying amount as of December 31, 2020	$1,125.3
Currency translation adjustments	—
Net carrying amount as of June 30, 2021	$1,125.3

    The gross carrying amount and accumulated amortization for each major class of identifiable intangible assets as of June 30, 2021 and December 31, 2020 consisted of the following (in millions):

		June 30, 2021
	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	11 years	$27.5	$(20.4)	$7.1
Customer relationships (including distribution network)	12 years	435.4	(336.3)	99.1
Tradenames	13 years	32.4	(15.0)	17.4
Intangible assets not subject to amortization - trademarks and tradenames		193.8	—	193.8
Total intangible assets, net	12 years	$689.1	$(371.7)	$317.4

		December 31, 2020
	Weighted Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Patents	11 years	$27.5	$(20)	$7.5
Customer relationships (including distribution network)	12 years	435.4	(331.1)	104.3
Tradenames	13 years	32.6	(13.9)	18.7
Intangible assets not subject to amortization - trademarks and tradenames		193.8	—	193.8
Total intangible assets, net	12 years	$689.3	$(365.0)	$324.3
Intangible asset amortization expense totaled $3.3 million and $6.6 million for the three and six months ended June 30, 2021, respectively. Intangible asset amortization expense totaled $3.4 million and $7.0 million for the three and six months ended June 30, 2020, respectively. PMC expects to recognize amortization expense on the intangible assets subject to amortization of $13.3 million in 2021 (inclusive of $6.6 million of amortization expense recognized in the six months ended June 30, 2021), $13.2 million in 2022, $12.1 million in 2023, $12.0 million in 2024, $11.0 million in 2025 and $10.1 million in 2026.
8. Other Current Liabilities
    Other current liabilities are summarized as follows (in millions):

	June 30, 2021	December 31, 2020
Contract liabilities	$4.8	$3.9
Sales rebates	7.1	7.7
Commissions	0.7	0.6
Restructuring and other similar charges (1)	2.4	6.3
Product warranty (2)	5.8	7.7
Risk management (3)	1.4	1.4
Legal and environmental	1.2	1.3
Taxes, other than income taxes	6.8	7.1
Income taxes payable	20.5	12.0
Interest payable	0.1	0.1
Current portion of operating lease liability	8.4	7.6
Other	6.5	9.1
	$65.7	$64.8
___________________
(1)    See more information related to the restructuring obligations balance within Note 3, Restructuring and Other Similar Charges.
(2)    See more information related to the product warranty obligations balance within Note 14, Commitments and Contingencies.
(3)    Includes projected liabilities related to losses arising from automobile, general and product liability claims.

9. Long-Term Debt
Long-term debt is summarized as follows (in millions):

	June 30, 2021	December 31, 2020
Finance Leases	$72.8	$73.2
Bank Loans and Other	0.1	0.1
Total	72.9	73.3
Less current maturities	2.3	2.1
Long-term debt	$70.6	$71.2
See Note 13, Leases, to the audited combined financial statements of PMC's December 31, 2020 fiscal year for further information regarding finance leases.

10. Fair Value Measurements
    ASC 820, Fair Value Measurement (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 also specifies a fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed assumptions about the assumptions a market participant would use.
In accordance with ASC 820, fair value measurements are classified under the following hierarchy:
•    Level 1- Quoted prices for identical instruments in active markets.
•        Level 2- Quoted prices for similar instruments; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs or significant value-drivers are observable.
•    Level 3- Model-derived valuations in which one or more inputs or value-drivers are both significant to the fair value measurement and unobservable.
    If applicable, PMC uses quoted market prices in active markets to determine fair value, and therefore classifies such measurements within Level 1. In some cases where market prices are not available, PMC makes use of observable market based inputs to calculate fair value, in which case the measurements are classified within Level 2. If quoted or observable market prices are not available, fair value is based upon internally developed models that use, where possible, current market-based parameters. These measurements are classified within Level 3 if they use significant unobservable inputs.
Fair Value of Financial Instruments
There were no transfers of assets between levels as June 30, 2021 and December 31, 2020, respectively.
    Rexnord has a nonqualified deferred compensation plan for certain executives and other highly compensated employees, including, during the periods covered by the condensed combined financial statements, PMC employees. Assets are invested primarily in mutual funds and corporate-owned life insurance contracts held in a Rabbi trust and restricted for payments to participants of the plan. The assets and liabilities are classified in Other assets and Other liabilities, respectively, on the condensed combined balance sheets. Changes in the values of the assets held by the rabbi trust and changes in the value of the deferred compensation liability are recorded in Other expense, net in the condensed combined statements of operations.

    The fair values of deferred compensation plan assets and liabilities related to PMC employees are included in the tables below (in millions).

	June 30, 2021
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Deferred compensation plan assets:
Mutual funds (1)	$1.0	$—	$—	$1.0
Corporate-owned life insurance policies (2)	—	4.2	—	4.2
Total assets at fair value	$1.0	$4.2	$—	$5.2

Deferred compensation liability at fair value (3):	$5.2	$—	$—	$5.2

	December 31, 2020
	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Deferred compensation plan assets:
Mutual funds (1)	$0.4	$—	$—	$0.4
Corporate-owned life insurance policies (2)	—	4.5	—	4.5
Total assets at fair value	$0.4	$4.5	$—	$4.9

Deferred compensation liability at fair value (3):	$4.9	$—	$—	$4.9
______________________
(1)    PMC has elected to use the fair value option for the mutual funds to better align the measurement of the assets with the measurement of the liability, which are measured using quoted prices of identical instruments in active markets and are categorized as Level 1.
(2)    The corporate-owned life insurance contracts are recorded at cash surrender value, which is provided by a third party and reflects the net asset value of the underlying publicly traded mutual funds, and are categorized as Level 2.
(3)    The deferred compensation liability is measured at fair value based on the quoted prices of identical instruments to the investment vehicles selected by the participants.
Fair Value of Non-Derivative Financial Instruments
    The carrying amounts of cash, receivables, payables and accrued liabilities approximated fair value at June 30, 2021 and December 31, 2020 due to the short-term nature of those instruments. The carrying amount of long-term debt approximated fair value at June 30, 2021 and December 31, 2020 due to the nature of these obligations.

11. Stock-Based Compensation
Rexnord maintains long-term incentive plans for the benefit of its officers, directors and employees, including, during the periods covered by the condensed combined financial statements, certain PMC employees. The following disclosures represent the portion of the Rexnord Corporation Performance Incentive Plan (the "Plan") expenses maintained by Rexnord in which PMC employees participated. Compensation expense associated with Rexnord corporate employees is included within the general and administrative costs allocated to PMC by Rexnord, as discussed in Note 15, Related Party Transactions. All stock based awards granted under the Plan relate to Rexnord’s stock. As such, all related equity account balances are reflected in Rexnord’s consolidated statements of stockholders’ equity and have not been reflected in PMC’s condensed combined financial statements. During the three and six months ended June 30, 2021, PMC recorded $5.1 million and $10.8 million of stock-based compensation expense, respectively. During the three and six months ended June 30, 2020, PMC recorded $5.0 million and $7.2 million of stock-based compensation expense, respectively.

During the six months ended June 30, 2021, PMC granted the following stock options, restricted stock units and common stock to directors, executive officers, and certain other employees:

Award Type	Number of Awards	Weighted Average Grant-Date Fair Value
Stock options	205,852	$15.39
Restricted stock units	134,557	$45.09
Common stock	31,670	$47.76
See Note 14, Stock-Based Compensation, to the audited combined financial statements of PMC's December 31, 2020 fiscal year for further information regarding stock-based compensation.

12. Retirement Benefits

Single Employer Plans

The components of net periodic benefit cost are as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Pension Benefits:
Service cost	$0.1	$0.1	$0.2	$0.2
Interest cost	0.2	0.4	0.4	0.8
Expected return on plan assets	(0.1)	(0.2)	(0.2)	(0.4)
Recognition of actuarial losses	—	—	—	0.7
Net periodic benefit cost	$0.2	$0.3	$0.4	$1.3

Multi-Employer Plans
The pension and other postretirement benefit plan expenses are comprised of the following (in millions):

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Proportionate share of income	$(0.6)	$(0.3)	$(1.2)	$(0.6)
Proportionate share of net actuarial losses	—	—	—	15.0
Total	$(0.6)	$(0.3)	$(1.2)	$14.4

The service cost component of net periodic benefits is presented within cost of sales and selling, general and administrative expenses in the condensed consolidated statements of operations, while the other components of net periodic benefit cost are presented within Other expense, net. PMC recognizes the net actuarial gains or losses in excess of the corridor in operating results during the final quarter of each fiscal year (or upon any required remeasurement event). During the three months ended March 31, 2020, PMC performed its annual remeasurement as of the fiscal year ended March 31, 2020, which resulted in the recognition of a $15.7 million non-cash actuarial loss during the six months ended June 30, 2020. This amount is recorded within Actuarial loss on pension and postretirement benefit obligations in the condensed consolidated statements of operations.
See Note 15, Retirement Benefits, to the audited combined financial statements of PMC's December 31, 2020 fiscal year for further information regarding retirement benefits.

13. Income Taxes

Although certain PMC entities were historically included in consolidated income tax returns of Rexnord, PMC’s income taxes are computed and reported herein utilizing the separate return methodology. Under this methodology, such PMC entities are assumed to file hypothetical PMC-only consolidated returns with the applicable tax authorities; however, any such related tax due or receivable are not reflected as accrued income taxes herein but rather are treated as due to or from Rexnord. Use of this methodology may also result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in consolidated financial statements. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, such as net operating loss carryforwards, which were reflected in Rexnord’s consolidated financial statements may or may not exist at the standalone PMC level.
PMC's income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are generally higher than the U.S. federal statutory rate, state tax rates in the jurisdictions where PMC conducts business and PMC's ability to utilize various tax credits, capital loss and net operating loss (“NOL”) carryforwards. PMC regularly reviews its deferred tax assets for recoverability and valuation allowances are established based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences, as deemed appropriate. In addition, all other available positive and negative evidence is taken into consideration for purposes of determining the proper balances of such valuation allowances. As a result of this review, PMC continues to maintain a valuation allowance against certain foreign NOL carryforwards and other related foreign deferred tax assets. Future changes to the balances of these valuation allowances, as a result of this continued review and analysis, could result in a material impact to the financial statements for such period of change.
The income tax provision was $12.9 million in the three months ended June 30, 2021, compared to $9.9 million in the three months ended June 30, 2020. The effective income tax rate for the three months ended June 30, 2021 was 22.1% versus 32.8% in the three months ended June 30, 2020. The effective income tax rate for the three months ended June 30, 2021 was above the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate, the accrual of unrecognized income tax benefits in which such realization is not deemed more-likely-than-not, the accrual of additional income taxes associated with compensation deduction limitations under Section 162(m) of the Internal Revenue Code and the accrual of various state income taxes, offset by the recognition of certain previously unrecognized tax benefits due to the lapse of the applicable statutes of limitations and the recognition of income tax benefits associated with share-based payments and foreign-derived intangible income (“FDII”). The effective income tax rate for the three months ended June 30, 2020 was above the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate, the accrual of additional income taxes associated with compensation deduction limitations under Section 162(m) of the Internal Revenue Code, the accrual of withholding taxes associated with foreign dividends, and the accrual of various state income taxes, partially offset by the recognition of income tax benefits associated with share-based payments and FDII.
The income tax provision was $23.8 million in the six months ended June 30, 2021, compared to $14.2 million in the six months ended June 30, 2020. The effective income tax rate for the six months ended June 30, 2021 was 23.5% versus 22.8% in the six months ended June 30, 2020. The effective income tax rate for the six months ended June 30, 2021 was above the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate, the accrual of unrecognized income tax benefits in which such realization is not deemed more-likely-than-not, the accrual of additional income taxes associated with compensation deduction limitations under Section 162(m) of the Internal Revenue Code and the accrual of various state income taxes, partially offset by the recognition of a discrete foreign financing-related income tax benefit, the recognition of certain previously unrecognized tax benefits due to the lapse of the applicable statutes of limitations and the recognition of income tax benefits associated with share-based payments and FDII. The effective income tax rate for the six months ended June 30, 2020 was above the U.S. federal statutory rate of 21% primarily due to the accrual of foreign income taxes, which are generally above the U.S. federal statutory rate, the accrual of additional income taxes associated with compensation deduction limitations under Section 162(m) of the Internal Revenue Code, the accrual of withholding taxes associated with foreign dividends, and the accrual of various state income taxes, offset by the recognition of certain previously unrecognized tax benefits due to the lapse of the applicable statutes of limitations as well as the recognition of income tax benefits associated with share-based payments and FDII.

PMC’s total liability for net unrecognized tax benefits as of June 30, 2021 and December 31, 2020 was $9.2 million and $9.3 million, respectively. PMC recognizes accrued interest and penalties related to unrecognized income tax benefits in income tax expense. As of June 30, 2021 and December 31, 2020, the total amount of unrecognized tax benefits includes $1.1 million and $1.6 million of gross accrued interest and penalties, respectively. PMC recognized $0.1 million and $(0.4) million of net interest and penalties as income tax expense (benefit) during the six months ended June 30, 2021 and June 30, 2020, respectively.
PMC conducts business in multiple locations within and outside the U.S. Consequently, Rexnord and certain PMC entities are subject to periodic income tax examinations by domestic and foreign income tax authorities. During the periods covered by the condensed combined financial statements, Rexnord, including PMC businesses, were undergoing routine, periodic income tax examinations in both domestic and foreign jurisdictions. During the three months ended March 31, 2020, the German tax authorities concluded an examination of the corporate income and trade tax returns for PMC’s CENTA German subsidiary for the tax years ended December 31, 2014 through December 31, 2017. The conclusion of the tax examination resulted in additional tax liabilities of approximately $1.7 million, all of which was subject to indemnification under the terms of the applicable purchase agreement or otherwise appropriately accrued in the financial statements. During the three months ended March 31, 2020, the Italian tax authorities began conducting an income tax examination of the income tax return of one of PMC’s Italian subsidiaries for the tax year ended March 31, 2018. In addition, certain of PMC’s German subsidiaries are currently undergoing a corporate income and trade tax examination by the German tax authorities for the tax years or period ended March 31, 2015 through March 31, 2018. During the three months ended September 30, 2018, the IRS completed an income tax examination of Rexnord’s amended U.S. consolidated federal income tax return for the tax year ended March 31, 2015, and Rexnord paid approximately $0.4 million upon conclusion of such examination. It appears reasonably possible that the amounts of unrecognized income tax benefits could change in the next twelve months upon conclusion of current ongoing examinations; however, any potential payments of income tax, interest and penalties are not expected to be significant to PMC's consolidated financial statements. With certain exceptions, PMC is no longer subject to U.S. federal income tax examinations for tax years ending prior to March 31, 2018, state and local income tax examinations for years ending prior to March 31, 2017 or significant foreign income tax examinations for years ending prior to March 31, 2016.

14. Commitments and Contingencies
Warranties:
    PMC offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management’s estimate of the level of future claims. The following table presents changes in PMC’s product warranty liability during each of the periods presented (in millions):

	Six Months Ended
	June 30, 2021	June 30, 2020
Balance at beginning of period	$7.7	$5.0
Charged to operations	1.4	2.4
Claims settled	(3.3)	(0.7)
Balance at end of period	$5.8	$6.7
Contingencies:
    PMC's subsidiaries are involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business involving, among other things, product liability, commercial, employment, workers' compensation, intellectual property claims and environmental matters. PMC establishes accruals in a manner that is consistent with accounting principles generally accepted in the United States for costs associated with such matters when liability is probable and those costs are capable of being reasonably estimated. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes the eventual outcome of these unresolved legal actions, either individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of PMC.

    In connection with its sale, Invensys plc ("Invensys") provided PMC with indemnification against certain contingent liabilities, including certain pre-closing environmental liabilities. PMC believes that, pursuant to such indemnity obligations, Invensys is obligated to defend and indemnify PMC with respect to the matters described below relating to the Ellsworth Industrial Park Site and to various asbestos claims. The indemnity obligations relating to the matters described below are subject, together with indemnity obligations relating to other matters, to an overall dollar cap equal to the purchase price, which is an amount in excess of $900 million. The following paragraphs summarize the most significant actions and proceedings:
In 2002, Rexnord Industries, LLC ("Rexnord Industries"), a PMC entity, was named as a potentially responsible party ("PRP"), together with at least ten other companies, at the Ellsworth Industrial Park Site, Downers Grove, DuPage County, Illinois (the "Site"), by the United States Environmental Protection Agency ("USEPA"), and the Illinois Environmental Protection Agency ("IEPA"). Rexnord Industries' Downers Grove property is situated within the Ellsworth Industrial Complex. The USEPA and IEPA allege there have been one or more releases or threatened releases of chlorinated solvents and other hazardous substances, pollutants or contaminants, allegedly including but not limited to a release or threatened release on or from PMC's property, at the Site. The relief sought by the USEPA and IEPA includes further investigation and potential remediation of the Site and reimbursement of USEPA's past costs. In early 2020, Rexnord Industries entered into an administrative order with the USEPA to do remediation work on its Downers Grove property. Rexnord Industries' allocated share of past and future costs related to the Site, including for investigation and/or remediation, could be significant. All previously pending property damage and personal injury lawsuits against PMC related to the Site have been settled or dismissed. Pursuant to its indemnity obligation, Invensys continues to defend PMC in known matters related to the Site, including the costs of the remediation work pursuant to the 2020 administrative order, and has paid 100% of the costs to date.
Multiple lawsuits (with approximately 300 claimants) are pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain brakes and clutches previously manufactured by PMC's Stearns division and/or its predecessor owners. Invensys and FMC, prior owners of the Stearns business, have paid 100% of the costs to date related to the Stearns lawsuits. Similarly, PMC's Prager business is the subject of claims by multiple claimants alleging personal injuries due to the alleged presence of asbestos in a product allegedly manufactured by Prager. However, all these claims are currently on the Texas Multi-district Litigation inactive docket, and PMC does not believe that they will become active in the future. To date, PMC's insurance providers have paid 100% of the costs related to the Prager asbestos matters. PMC believes that the combination of its insurance coverage and the Invensys indemnity obligations will cover any future costs of these matters.
    In connection with Rexnord's acquisition of The Falk Corporation ("Falk"), Hamilton Sundstrand provided PMC with indemnification against certain products-related asbestos exposure liabilities. PMC believes that, pursuant to such indemnity obligations, Hamilton Sundstrand is obligated to defend and indemnify PMC with respect to the asbestos claims described below, and that, with respect to these claims, such indemnity obligations are not subject to any time or dollar limitations.
    The following paragraph summarizes the most significant actions and proceedings for which Hamilton Sundstrand has accepted responsibility:
Falk, through its successor entity, is a defendant in multiple lawsuits pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain clutches and drives previously manufactured by Falk. There are approximately 100 claimants in these suits. The ultimate outcome of these lawsuits cannot presently be determined. Hamilton Sundstrand is defending PMC in these lawsuits pursuant to its indemnity obligations and has paid 100% of the costs to date.

15. Related Party Transactions
PMC has historically operated as part of the Parent and not as a stand-alone company. Accordingly, the Parent has allocated certain account balances and costs to PMC that are reflected within these condensed combined financial statements. Management considers the allocation methodologies used by the Parent to be reasonable and to appropriately reflect the related expenses attributable to PMC for purposes of the carve-out financial statements; however, the expenses reflected in these condensed combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if PMC had operated as a separate stand-alone entity. In addition, the expenses reflected in the condensed combined financial statements may not be indicative of expenses PMC will incur in the future. Actual costs that would have been incurred if PMC had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including PMC’s capital structure, information technology and infrastructure.
Related party transactions in the condensed combined statements of operations between PMC and Rexnord are summarized in the following table:

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Selling, general and administrative expenses	$9.0	$7.8	$19.3	$18.3
Other expense, net	—	0.2	0.2	0.2
Total related party expenses, net	$9.0	$8.0	$19.5	$18.5
Shared Services and Stock-Based Compensation
Rexnord provides PMC certain shared services in the form of Allocated corporate costs. Some of these services may continue to be provided to PMC on a temporary basis following the RMT transaction.
Rexnord maintains long-term incentive plans for the benefit of its officers, directors and employees, including, during the periods covered by the condensed combined financial statements, certain PMC employees. Stock-based compensation expense associated with Rexnord corporate employees is included within the selling, general and administrative expenses allocated to PMC by Rexnord.
PMC determined that it is not practicable to determine the cost of these Allocated corporate costs on a standalone basis for the periods presented. Therefore, expenses for Corporate allocated costs and stock-based compensation for corporate employees were allocated to PMC based on appropriate methods, depending on the nature of the expense to be allocated. The allocations herein may not reflect the combined financial position, results of operations and cash flows of PMC in the future or what they would have been had PMC been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses to PMC are reasonable.
Treasury Functions
    Cash and cash equivalents held by Rexnord at the corporate level were not allocated to PMC in any of the periods presented. PMC participates in Rexnord’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems that are operated by Rexnord. Cash receipts are transferred to centralized accounts, also maintained by Rexnord. As cash is disbursed and received by Rexnord, it is accounted for by PMC through net Rexnord investment. Rexnord’s third party long-term debt, and the related interest expense, have not been allocated to PMC for any of the periods presented. The components of Net transfers to Parent included within Net Parent investment were as follows:

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Cash pooling and general financing activities, net	$(58.0)	$(17.9)	$(98.6)	$(68.1)
Corporate allocated costs	9.0	8.0	19.5	18.5
Net transfers to parent per condensed combined statement of changes in parent equity	$(49.0)	$(9.9)	$(79.1)	$(49.6)

Accounts Receivable Securitization Program
On May 17, 2021, Rexnord terminated it's $100.0 million accounts receivable securitization facility with Mizuho Bank, Ltd (the “Securitization”). Any borrowings under the Securitization were accounted for as secured borrowings on Rexnord's consolidated balance sheets and not specific to PMC, and as such, were not reflected in the condensed combined financial statements.
See Note 11, Long-Term Debt, to the audited combined financial statements of PMC's December 31, 2020 fiscal year for further information regarding long-term debt.

Product Sales
PMC did not sell or purchase product from other businesses of Rexnord during the periods covered by the condensed combined financial statements.
16. Subsequent Events
On October 4, 2021, Rexnord and Regal closed the RMT transaction to separate PMC from Rexnord and combine it with Regal.